Exhibit 10


                                 LAW OFFICES OF
                             DECHERT PRICE & RHOADS

                          TEN POST OFFICE SQUARE SOUTH
                             BOSTON, MA 02109-4603

                           TELEPHONE: (617) 728-7100
                              FAX: (617) 426-6567


                                                  January 16, 1996


AARP Tax Free Income Trust
Two International Place
Boston, MA 02110

Dear Sirs:

          As counsel for AARP Tax Free Income Trust (the "Fund"), we are familiar with the Fund's registration under the Investment Company Act of 1940, as amended, and with the registration statement relating to its Shares of Beneficial Interest (the "Shares") under the Securities Act of 1933 (File No. 2-91579) (the "Registration Statement"). We also have examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

          Based upon the foregoing, it is our opinion that the Shares being registered pursuant to Post-Effective Amendment No. 17 to the Fund's Registration Statement will, when sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Fund.

          We consent to the filing of this opinion in connection with Post-Effective Amendment No. 17 which is filed pursuant to Section 24(e) under the Investment Company Act of 1940 on behalf of the Fund with the Securities and Exchange Commission.

                                                  Very truly yours,


                                                  /s/Dechert Price & Rhoads